Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 16, 2017

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Dear Ladies and Gentlemen:

Banco Bilbao Vizcaya Argentaria, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Company”), has filed with the Securities and Exchange Commission a Prospectus Supplement (the “Prospectus Supplement”) pursuant to Rule 424(b)(2) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 (File No. 333-212729) (the “Registration Statement”) and has been filed in connection with the Company’s offering of the non-step-up non-cumulative contingent convertible preferred tier 1 securities (the “Preferred Securities”).

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of rendering our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of an investment in Preferred Securities to U.S. Holders is set forth in full under the captions “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement and “U.S. Tax Considerations” in the Form F-3 insofar as it relates to contingent convertible preferred securities.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” included in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP